UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AB PRIVATE CREDIT INVESTORS CORPORATION

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RE:	AB Private Credit Investors Corporation

Leverage Increase

Dear Investor,

As you may already know, recently the rules governing business development companies (“BDCs”) have changed to allow BDCs to increase their utilized leverage limit from 1:1 to 2:1.

We view the increased utilized leverage limit as enhancing the risk-adjusted return potential for AB Private Credit Investors Corporation (the “Fund”) and are proposing to take advantage of this new legislation for the benefit of our investors. As such, we will be proposing an increase in the target, maximum leverage level for the Fund to 2:1 and currently expect the target net returns to gradually increase over time as the leverage is thoughtfully deployed.

The Board of the Fund, including all independent members, has approved the higher leverage limit, which will go into effect in July 2019. However, the Fund would like to implement the higher leverage level earlier than next year. In order to do so, a majority of the votes cast at the annual meeting (assuming a quorum is present) are required to approve the higher leverage change at the annual meeting.

If the higher leverage limit is not approved by a majority of shareholder votes, the Board will reconvene and may consider a resolution rescinding their prior approval. However, there is no guarantee the Board would rescind (as the Board believes after careful analysis that this is in the best interest of shareholders). If the shareholders do not approve this higher leverage limit, and the Board chooses to maintain its existing approval of such, then the higher leverage limit will still go into effect in July 2019 as currently planned.

If the shareholders approve the higher leverage limit at the annual meeting or the Board continues to support the increase, we will extend an opportunity to repurchase your shares in the fourth quarter of 2018 should you decide that you no longer wish to remain invested in the Fund. The Fund will offer to repurchase the shares of all shareholders to allow investors that do not wish to maintain their investment to exit the Fund. This repurchase offer is a one-time only exception and shareholders who wish to exit the Fund will be paid for their shares as described in the proxy statement attached hereto.

If you have any questions about the higher leverage change, the proxy or any part of this process, please reach out to your Financial Advisor. As always, we thank you for your continued business and support.

Sincerely,

AB Private Credit Investors Corporation